UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2011

United Therapeutics Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26301	52-1984749
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification Number)
Incorporation)

1040 Spring Street
Silver Spring, MD	20910
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 608-9292

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Indenture

On October 17, 2011, United Therapeutics Corporation (the “Company”) entered into an indenture (the “Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) and issued $250 million aggregate principal amount of its 1.0% Convertible Senior Notes due 2016 (the “Notes”) pursuant to the Indenture. The Notes bear interest at a rate of 1.0% per year, payable in cash on March 15 and September 15 of each year, commencing March 15, 2012. The Notes will mature on September 15, 2016, unless earlier converted or repurchased.

The Notes will be convertible into cash and, if applicable, shares of the Company’s common stock (“Common Stock”) at an initial conversion rate of approximately 20.9688 shares of Common Stock per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of $47.69 per share). The conversion rate, and thus the conversion price, may be adjusted under certain circumstances, including in connection with conversions made following certain fundamental changes and under other circumstances as set forth in the Indenture.

Prior to 5:00 p.m., New York City time, on the business day immediately preceding June 15, 2016, the Notes will be convertible only under the following circumstances: (1) during any calendar quarter (and only during such quarter) commencing after the date of original issuance of the notes, if the closing sale price of the Common Stock for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs is more than 130% of the conversion price of the Notes in effect on the applicable trading day; (2) during the ten consecutive trading-day period following any five consecutive trading-day period in which the trading price for the Notes for each such trading day was less than 95% of the closing sale price of the Common Stock on such date multiplied by the then current conversion rate; (3) if the Company distributes to all or substantially all holders of Common Stock (i) rights, options or warrants entitling such stockholders to subscribe for or purchase, for a period expiring within 60 days after the declaration date for such distribution, Common Stock at a price per share that is less than the closing sale price on the declaration date for such distribution, or (ii) cash, debt securities (or other evidences of indebtedness) or other assets (excluding dividends or distributions described in the Indenture), which distribution, together with all other such distributions within the preceding twelve months, has a per share value exceeding 15% of the closing sale price of the Common Stock as of the trading day immediately preceding the declaration date for such distribution; (4) if the Company engages in certain corporate transactions as described in the Indenture; or (5) during a specified period if a fundamental change (as defined in the Indenture) occurs.

Note holders may surrender their Notes for conversion on and after June 15, 2016 and until the close of business on the second scheduled trading day immediately preceding the maturity date regardless of whether any of the foregoing conditions have been satisfied.

The Company may not redeem the Notes prior to their maturity date.

If a fundamental change (as defined in the Indenture) occurs, holders may require the Company to purchase all or a portion of their Notes for cash at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The Notes will be the Company’s unsecured obligations, will rank pari passu with all of the Company’s existing and future senior unsecured indebtedness, senior in right of payment to all of the Company’s future subordinated indebtedness, structurally subordinated in right of payment to all of the Company’s subsidiaries’ obligations (including secured and unsecured obligations), and effectively subordinated to all present and future debt and other obligations of the Company’s subsidiaries and all of the Company’s present and future secured debt to the extent of the collateral securing that debt.

The events of default, which may result in the acceleration of the maturity of the Notes, include, among other things, failure to pay the principal or premium on the Notes when due, failure to pay the cash and deliver the shares of Common Stock (if any) due upon conversion of any note (including any additional shares) within the time period required by the Indenture, failure to pay interest on the Notes when due and the continuance of such default for a period of 30 days, failure by the Company to comply with its obligations under the Notes or the Indenture for a period of 60 days after notice is given in accordance with the Indenture, failure to pay the fundamental change purchase price of any note when due, failure to provide timely notice of a fundamental change or make whole adjustment event, failure to pay when due any indebtedness for borrowed money of the Company or any significant subsidiary in excess of $30.0 million, failure to pay one or more final and non-appealable judgments entered by a court or courts of competent jurisdiction against the Company or any significant subsidiary in excess of $30.0 million, if the judgments are not paid, discharged or stayed within 45 days, and certain events of bankruptcy or insolvency involving the Company or any significant subsidiary of the Company.

The net proceeds from the offering of the Notes were approximately $241.4 million, after deducting the initial purchaser’s discount and commissions and the Company’s estimated offering expenses. The Company used a portion of the net proceeds from the sale of the Notes, along with the proceeds described below from the sale of the warrants, to fund the cost of the convertible note hedge transactions described below. The Company used approximately $33.3 million of the net proceeds from the sale of the Notes to pay the cost of the convertible note hedge transaction, taking into account the proceeds from the sale of the warrants, as described below under “Convertible Note Hedge Transaction” and “Warrant Transactions”. The Company expects to use the remaining proceeds from the offering to repurchase Common Stock, as described below.

The Notes were sold in a private placement to Deutsche Bank Securities Inc. (the “Initial Purchaser”) pursuant to the exemption from the registration requirements afforded by Section 4(2) of the Securities Act of 1933 (“Securities Act”). The Notes were resold by the initial purchaser to investors in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A under the Securities Act.

The description of the Indenture and the Notes is qualified in its entirety by reference to the text of the Indenture and the related form of Note, which are attached as Exhibit 4.1 and Exhibit 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Convertible Note Hedge Transaction

On October 11, 2011, in connection with the offering of the Notes, the Company entered into a privately-negotiated convertible note hedge transaction with respect to its Common Stock with Deutsche Bank AG, London Branch (the “Counterparty”), as affiliate of the Initial Purchaser. The convertible note hedge transaction covers, subject to customary anti-dilution adjustments, approximately 5.2 million shares of Common Stock at a strike price that corresponds to the initial conversion price of the Notes, also subject to adjustment, and are exercisable upon conversion of the Notes.

The convertible note hedge transaction is intended generally to reduce the potential dilution to the Common Stock upon conversion of the Notes in the event that the market price per share of the Common Stock is greater than the strike price.

The convertible note hedge transaction is a separate transaction, entered into by the Company with the Counterparty, and is not part of the terms of the Notes. Holders of the Notes have no rights with respect to the convertible note hedge transaction.

Warrant Transactions

On October 11, 2011, the Company also entered into a privately-negotiated warrant transaction with the Counterparty whereby the Company sold to the Counterparty warrants to acquire, subject to customary anti-dilution adjustments, approximately 5.2 million shares of Common Stock at a strike price of $67.56 per share, also subject to adjustment. The warrants will expire in ratable portions on a series of expiration dates commencing after the maturity of the Notes.

If the market value per share of the Common Stock, as measured under the warrants, exceeds the strike price of the warrants at the time the warrants are exercisable, the warrants will have a dilutive effect on the Company’s earnings per share.

The warrants were sold in separate warrant transactions pursuant to the exemption from the registration requirements afforded by Section 4(2) of the Securities Act.

The warrant transactions are separate transactions, entered into by the Company with the Counterparty, and are not part of the terms of the Notes. Holders of the Notes have no rights with respect to the warrant transactions.

Accelerated Share Repurchase Transaction

The Company used approximately $212.0 million, consisting of the remaining net proceeds from the Notes offering and cash on hand, to repurchase shares of Common Stock pursuant to a privately-negotiated Accelerated Share Repurchase Agreement (“ASR Agreement”) dated as of October 11, 2011 between the Company and the Counterparty.

The number of shares of Common Stock to be repurchased under the ASR Agreement will be determined based on the average volume weighted average prices per share during a specified averaging period, subject to certain provisions that establish a minimum and maximum number of shares that may be repurchased and a minimum and maximum average period. On October 17, 2011, we paid $212.0 million to the Counterparty and received from the Counterparty approximately 4.7 million shares of Common Stock. Following the averaging period, we may receive additional shares of Common Stock from the Counterparty depending on the average volume weighted average prices of the Common Stock during that period, subject to the minimum and the maximum share delivery provisions of the ASR Agreement, or, in certain limited circumstances, we may be required to deliver shares of Common Stock to the Counterparty.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

4.1	Indenture, dated as of October 17, 2011, between United Therapeutics Corp. and The Bank of New York Mellon Trust Company, N.A., as trustee.
4.2	Form of 1.0% Convertible Senior Note due 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED THERAPEUTICS CORPORATION

Dated: October 17, 2011	By:	/s/ Paul A. Mahon
	Name:	Paul A. Mahon
	Title:	General Counsel

Exhibit Index

Exhibit No.	Description of Exhibit

4.1	Indenture, dated as of October 17, 2011, between United Therapeutics Corp. and The Bank of New York Mellon Trust Company, N.A., as trustee.
4.2	Form of 1.0% Convertible Senior Note due 2016.